Exhibit 99

JAMES W. BARGE NAMED CHIEF FINANCIAL OFFICER OF VIACOM;
KATHERINE GILL-CHAREST NAMED CONTROLLER

NEW YORK, Sept. 30, 2010 – James W. Barge has been named Chief Financial Officer of Viacom Inc. (NYSE: VIA and VIA.B), it was announced today by Thomas E. Dooley, Viacom’s Chief Operating Officer.  In his new role, Mr. Barge, who previously served as Executive Vice President, Controller, Tax and Treasury for the Company, succeeds Mr. Dooley, who has served as Viacom’s Chief Financial Officer since January 2007.

Mr. Barge, 55, will be responsible for the Company’s financial reporting and planning, accounting, tax and treasury functions, as well as Viacom’s information technology activities.  He will continue to report to Mr. Dooley.

Mr. Dooley also announced the appointment of Katherine Gill-Charest to the post of Senior Vice President and Controller for Viacom.  In this role, she will have direct responsibility for the financial reporting, accounting and financial compliance activities of Viacom and its subsidiaries.  Ms. Gill-Charest, 46, has been Vice President and Deputy Controller of Viacom since June 2007.  She will report to Mr. Barge.

Both positions are effective October 1, 2010.

In making the announcement, Mr. Dooley said, “Jimmy brings an abundance of media industry insight, financial acumen and strong leadership to Viacom’s financial operations.  He has worked closely with me over the past several years to develop and execute plans to significantly strengthen the Company’s financial position.  At the same time, Jimmy has continued to develop outstanding talent throughout our finance organization. His strong capabilities and our proven track record will help us to build on this progress.”

Mr. Dooley continued, “Kathy’s promotion to Controller is a great example of the deep bench strength we have built at Viacom.  She is an accomplished finance executive with proven technical expertise as well as a broad understanding of the media business.  Kathy has greatly improved the efficiency of our financial reporting processes and I look forward to the many contributions to Viacom’s success that she and Jimmy will make in the future.”

Prior to joining Viacom in January 2008, Mr. Barge served as Senior Vice President and Controller for Time Warner since mid-2002.  He joined Time Warner in 1995 as Assistant Controller and advanced through various financial roles in external reporting, financial planning and analysis, and financial operations.  Prior to that, Mr. Barge spent nearly 17 years with public accounting firm Ernst & Young.  He last served as a Partner and Area Industry Leader of the Consumer Products Group for the West Region.  He previously was a partner in the national office, where he was responsible for the resolution of SEC accounting and reporting issues for many of the firm’s largest clients.  Prior to that assignment, Mr. Barge was selected to participate in the Professional Accounting Fellow Program in the SEC’s Office of the Chief Accountant in Washington, D.C.  In 1982, he participated in Ernst & Young’s International Program, serving a variety of international clients in London.

Mr. Barge graduated summa cum laude from the University of Georgia in 1978 with a bachelor’s degree in business administration and is a member of the AICPA.

Ms. Gill-Charest was the Chief Accounting Officer of WPP Group prior to joining Viacom.  She also served as the Vice President and Worldwide Controller of Young & Rubicam Inc. prior to its acquisition by WPP.  Ms. Gill-Charest previously held roles in financial reporting and accounting policy at Time Warner Inc. and NYNEX Corporation, and she worked in the audit practice of Price Waterhouse.

Ms. Gill-Charest holds a bachelor of science degree in accounting from Manhattan College, where she graduated summa cum laude.  She is a New York State Certified Public Accountant and member of the American Institute of CPAs.

About Viacom
Viacom, consisting of BET Networks, MTV Networks and Paramount Pictures, is the world’s leading entertainment content company.  It engages audiences on television, motion picture and digital platforms through many of the world’s best known entertainment brands, including MTV, VH1, CMT, Palladia, Logo, Nickelodeon, Nick at Nite, Nick Jr., TeenNick, Nicktoons, COMEDY CENTRAL, Spike TV, TV Land, BET, CENTRIC, Rock Band, AddictingGames, Atom, Neopets, Shockwave and Paramount Pictures.  Viacom’s global reach includes approximately 170 channels and 500 digital media properties in more than 160 countries and territories.

For more information about Viacom and its businesses, visit www.viacom.com.

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CONTACTS:

Media	Investors
Kelly McAndrew 212-846-7455 Kelly.mcandrew@viacom.com	James Bombassei 212-258-6377 james.bombassei@viacom.com

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